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29th March 1999

Hugh Humfrey Esq.
Lower Churn
South Cerney
Cirencester

GL7 5TN

Dear Hugh,

     I am pleased that you have accepted the position of Managing Director (designate) of Hoenig & Company Limited. We look forward to you joining us on May 1, 1999.

     As Managing Director (designate), you shall be responsible for performing such duties as the Company's Board of Directors shall from time to time designate, consistent with your position. We trust that you shall use your best efforts to perform these duties consistent with the policies of the Company and shall devote your full working time, attention and efforts toward the performance of your duties and the business of the Company.

     Your employment by the Company shall be subject to the following terms:

1. Salary:                 (pounds sterling)100,000 per annum.

2. Pension:                the Company will pay an amount equal to 10% of your
                           annual salary into your pension fund.

3. Payment of Salary:      monthly in arrears.

4. Probationary period:    5 months from starting date. On confirmation (1st
                           October 1999), your salary will rise to (pounds sterling)115,000 per annum. On 1st January 2000, your job title will change to Managing Director (i.e., without the epithet designate).

5. Notice period:          one month on either side, during and after the
                           probationary period.

6. Health cover:           BUPA - London hospital rate, or equivalent, for you
                           and your immediate family. Health check every year at BUPA or equivalent. Permanent Health insurance.

7. Holiday:                25 days within a calendar year (determined pro rata),
                           plus normal public holidays.

8. Bonus scheme:           a guaranteed minimum bonus for the year ended
                           December 31, 1999 equal to(pounds sterling)33,333,
                           which shall operate as a draw against any amounts
                           awarded to you
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                           under a bonus pool, consisting of two components,
                           based on the net operating profits (as defined) of the management accounts in a given year, as described on the attached Schedule A. The formula used to determine the bonus pool may be amended from time to time by the Company in its sole discretion.

                           The Managing Director shall be responsible for determining how the bonus pool will be distributed to employees, including yourself, subject to the approval of the Board of Directors and, where appropriate, the Compensation and Stock Option Committee of Hoenig Group Inc. All bonus amounts shall be paid as soon as practicable after the satisfactory completion of the Company's annual audit.

                           For the years after December 31, 1999, there shall be no guaranteed bonus, but, you shall be entitled to participate in the bonus pool.

9. Referees:               this offer is subject to receipt of satisfactory
                           references of two independent referees and to our standard terms of employment.

10. Registration:          this offer is subject to your obtaining and
                           maintaining any registration, license or other authorization or approval that the Company considers is required for you to perform your duties.

     All compensation shall be subject to all applicable deductions and shall be payable in accordance with the Company's policies.

     In the event that the Company terminates your employment other than for "cause" prior to December 31, 1999, the Company shall pay you your pro-rated salary and pension contribution for the year and your guaranteed bonus of (pounds sterling)33,333, less all applicable deductions. For purposes of calculating this amount, your salary to be pro-rated will be based on a salary of (pounds sterling)100,000 per annum for the period 1st May through and including 30th September 1999 and, subject to confirmation following your probationary period, a salary of (pounds sterling)115,000 per annum for the period 1st October 1999 through and including 31st December 1999. For purposes of this letter, the term "cause" shall have the same meaning given it in the Hoenig Group Inc. Section 162(m) Cash Bonus Plan, a copy of which is attached. The Company's obligation to make this payment to you is subject to the receipt of an irrevocable waiver and release from you in a form that is satisfactory to the Company.

     As a matter of course, we expect, and you agree that, you shall not, directly or indirectly, use, disclose or permit to be known, to any person or entity, any non-public or confidential information acquired by you during the course of, or as an incident to, your employment, which relates to the Company, its affiliates, any of their officers or directors or any of their clients. Some examples of confidential information include competitive analyses, pricing policies, business plans or proposals, the substance of

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agreements with customers and others, marketing arrangements, servicing arrangements, customer lists, information about customers, customer prospects, profits, or markets, information relating to management operations and future planning.

     We also need to ask you to agree that, during your employment with the Company and for a period of six months thereafter, you shall not, directly or indirectly, (i) solicit or induce any person or entity that currently is, or at any time during your employment was, a customer or customer prospect of the Company to engage in business with someone other than the Company, or (ii) solicit, interfere with, or induce any employee of the Company to leave its employ or join the employ of another.

     Please sign and return to us the duplicate copy of this letter to acknowledge your agreement to use these terms.

     Now that most of the formalities have been addressed, I welcome you to the Hoenig organization.


Yours sincerely,

/s/ Nigel Johnson-Hill
Nigel Johnson-Hill
Managing Director


Agreed and acknowledged
/s/ Hugh Humfrey
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Date: April 5, 1999
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